Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in each Statement of Additional Information in Post-Effective Amendment No. 224 to the Registration Statement (Form N-1A, No. 033-23166) of Morgan Stanley Institutional Fund, Inc. and to the incorporation by reference of our report, dated February 26, 2018 on Active International Allocation Portfolio (one of the thirty-one portfolios comprising the Morgan Stanley Institutional Fund, Inc.) included in the Annual Report to Shareholders for the fiscal year ended December 31, 2018.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

October 22, 2019